Exhibit 99.1

Contact:
Jonathan Lloyd Jones	Tricia Truehart
Vice President & CFO	Senior Associate
Columbia Laboratories, Inc.	The Trout Group LLC
(617) 639-1500	(646) 378-2593
FOR IMMEDIATE RELEASE

Columbia Laboratories Announces Preliminary Fourth Quarter and Year-End 2013 Results

Revenue Growth of 12%-14% Expected Year-over-Year

BOSTON, MA – January 9, 2014—Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced preliminary, unaudited financial results of the fourth quarter and year ended December 31, 2013.

For the fourth quarter of 2013, the Company expects to report:

•	Total revenues in the range of $7.4 to $8.0 million, as compared with $7.1 million in the fourth quarter of 2012.

•	Services revenues from Molecular Profiles in the range of $2.6 to $3.1 million.

•	Product revenues from Merck Serono in the range of $3.4 to $3.7 million, as compared with $4.9 million in the fourth quarter of 2012. This result is in line with the Company’s stated expectations.

•	Cash and cash equivalents increased to $20.6 million at December 31, 2013, an increase of $1.8 million from September 30, 2013.

For fiscal 2013, the Company expects to report:

•	Total revenues of $28.8 to 29.4 million dollars, as compared with $25.8 million in 2012.

•	Services revenues from Molecular Profiles in the range of $3.2 to $3.7 million since its acquisition by Columbia on September 12, 2013.

•	Product revenues from Merck Serono in the range of $21.2 to $21.6 million, as compared with $17.2 million in 2012.

“Our year-on-year fourth quarter revenue growth was largely driven by the contributions of our world-class pharmaceutical development subsidiary, Molecular Profiles,” said Frank Condella, Columbia’s president and CEO. “We are well positioned for continued growth within the $21.5 billion-and-growing global outsourced pharmaceutical development market.”

As previously disclosed, Merck Serono was building inventory of CRINONE® (progesterone gel) during the first three quarters of 2013 in one of its higher-volume, higher-margin markets ahead of a routine license renewal. During the renewal period, which is expected to continue through the first half of 2014, Merck Serono is not expected to ship CRINONE into this market. As a result, product revenue from Merck Serono was lower for the fourth quarter of 2013; this is expected to continue through the first half of 2014. CRINONE revenues fluctuate from quarter-to-quarter and year-to-year based in part on the timing of product batch shipments to Merck Serono. However, underlying CRINONE worldwide in-market sales are expected to continue to increase throughout 2014 and beyond driven by Merck Serono’s continued growth in emerging markets and entry into new markets.

4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com

Columbia Laboratories Announces Preliminary Fourth Quarter and Year-End 2013 Results

January 9, 2014	Page 2

Columbia’s updated investor presentation is now available on its website, www.columbialabs.com. Columbia Laboratories’ management will be conducting meetings in San Francisco the week of January 13 at the Trout Group’s Annual 1x1 Management Access Event.

The results disclosed in this press release are preliminary and unaudited. The Company will report full, audited results for the fourth quarter and year ended December 31, 2013 in early March 2014.

About Columbia Laboratories

Columbia Laboratories, Inc. is a publicly traded company with a rich heritage in drug development. The Company’s revenue streams include sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 other countries worldwide, and revenues from its wholly-owned subsidiary Molecular Profiles™ Ltd., a world-class pharmaceutical development company providing formulation development, clinical trial manufacturing, high-end analytics and IP support to multinational pharmaceutical companies. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. These include all statements relating to expected financial performance, including, without limitation, statements involving projections of revenue, margin, and the Company’s future growth prospects. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: completing the financial reporting closing process and financial audit, which could necessitate changes to these preliminary results; the effect of converting Molecular Profiles’ financial statements from U.K. to U.S. GAAP; Actavis’ and Merck Serono’s success in marketing CRINONE for use in infertility in their respective markets; the successful launch by Actavis of the next-generation vaginal progesterone product for the U.S. market; Molecular Profiles’ ongoing ability to retain current and attract new customers; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA, MHRA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing; the strength of the United States dollar relative to international currencies, particularly the euro, British pound and the Swiss franc; competitive, economic, and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S. and of Merck Serono S.A. outside the U.S.

Molecular Profiles™ is a trademark of Molecular Profiles Ltd., a wholly-owned subsidiary of Columbia Laboratories, Inc.

###

4 Liberty Square • Fourth Floor • Boston, MA 02109

TEL: (617) 639-1500 • FAX: (617) 482-0618 • http://www.columbialabs.com